June 23, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 23, 2009 of ClearPoint Business Resources, Inc. and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Very truly yours,

/s /Parente Randolph, LLC